Exhibit 10.3
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 5th day of October 2010 with an effective date of October 7, 2010, is entered into by and between GRAYMARK HEALTHCARE, INC., an Oklahoma corporation (the “Company”) and EDWARD M. CARRIERO, JR. (“Executive”).
WHEREAS, the Company desires to retain the Executive as its employee and Executive desires to make the Executive’s services available to the Company; and
WHEREAS, in order to provide an incentive to the Executive to become employed by the Company, the Company believes it is necessary to enter into this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
1. Employment. The Company hereby employs the Executive as an employee and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. Subject to the terms of this Agreement, the employment relationships of the Executive with the Company are “at will” and either can terminate this Agreement with or without cause as provided in this agreement. The Executive acknowledges that the Company operates in Minnesota and Oklahoma City and that he will spend a significant portion of his time in these locations, however, he will not be required to relocate from his existing residence in Pembroke Pines, Florida.
2. Executive’s Duties. Executive is employed on a full-time basis. Executive will serve as Senior Vice President of Corporate Development of the Company. During the Employment Period, Executive will report directly to the Chief Executive Officer (the “CEO”). Executive shall perform all services reasonably required to fully execute the duties and responsibilities associated with the Company and its affiliates. Executive will devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on industry, civic or charitable boards or committees.
3. Executive’s Compensation.
(a) Base Salary. During the Employment Period, the Company will pay Executive an annual base salary (“Base Salary”) of not less than Two Hundred Thousand Dollars ($200,000) in approximate equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased, pursuant to annual review by the Company’s Compensation Committee. In the event Executive’s Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.

(b) Stock Option Award. Upon execution of this Agreement, Executive shall be awarded stock options exercisable for the purchase of Fifty Thousand (50,000) common stock shares of the Company for the closing sale price on the date of grant (or, if not available on that date, the most recently reported closing sale price) in accordance with the Graymark Healthcare, Inc. 2008 Long-Term Incentive Plan (“Long-Term Incentive Plan”) (or a substitute or successor plan).
(c) Benefits. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers.
(d) Vacation. Executive shall be entitled to at least twenty (20) business days of paid vacation for each calendar year during the Employment Period. Executive may use his vacation in a reasonable manner based upon the business needs of the Company. Unused vacation days will accrue from year to year without limitation.
(e) Fringe Benefits. During the Employment Period, the Company will provide Executive with such other fringe benefits as commensurate with Executive’s position.
(f) Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of his duties. Executive will maintain records and written receipt as required by the Company policy and reasonably requested by the Company to substantiate such expenses.
4. Term. The initial term of Executive’s employment by the Company pursuant to this Agreement shall commence on October 7, 2010 (the “Effective Date”) and terminate on September 30, 2013 (the “Employment Period”); provided, however, that commencing on the one-year anniversary of the Effective Date and each annual anniversary of such date (the “Renewal Date”) the Employment Period shall be automatically extended so as to terminate three (3) years from such Renewal Date. If at least 120 days prior to the Renewal Date, the Company gives Executive notice that the Employment Period will not be so extended, this Agreement will continue for the remainder of the then current Employment Period and expire. The Employment Period may be sooner terminated under Section 5 of this Agreement.
5. Termination. Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:
(a) Death. Executive’s employment under this Agreement will terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for an entire period of six (6) consecutive months, and within thirty (30) days after a Notice of Termination (as defined in Section 6(a)) is given after such six (6) month period, and Executive does not return to the substantial performance of his duties on a full-time basis, the Company has the right to terminate Executive’s employment under this Agreement for “Disability,” and such termination will not be a breach of this Agreement by the Company.
(c) Cause. The Company has the right to terminate Executive’s employment for Cause, and such termination will not be a breach of this Agreement by the Company. “Cause” means termination of employment for one of the following reasons: (i) the conviction of Executive by a federal or state court of competent jurisdiction or a plea of guilty or no contest to a felony which relates to the Executive’s employment at the Company;; (ii) an act or acts of dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company or any affiliate; or (iii) Executive’s “willful” failure to follow a direct lawful written order from the CEO, within the reasonable scope of Executive’s duties, which failure is not cured within thirty (30) days after receipt of written notice specifically identifying said failure. For purposes of this Subsection (c), no act or failure to act on Executive’s part shall be deemed “willful” unless done or omitted to be done by Executive, not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.
(d) Good Reason. Executive may terminate his employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence without the written consent of Executive, of one of the events set forth below:
(1) a material diminution in the Executive’s authority, duties or responsibilities;
(2) the reduction by the Company of Executive’s Base Salary or a reduction in stock option awards below the minimum specified in Subsection 3(b);
(3) any requirement that Executive relocate from his residence in Pembroke Pines, Florida; or
(4) any other action or inaction that constitutes a material breach by the Company of this Agreement.
The Executive must provide notice to the Company of the existence of one of the conditions described above within ninety (90) days of the Executive’s discovery of the existence of the condition. The Company has a period of thirty (30) days after receipt of written notice from the Executive to remedy the situation. If the Company fails to remedy the condition, the Executive may terminate his employment for Good Reason by providing a Notice of Termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition. Termination for Good Reason by the Executive will not be a breach of this Agreement and will entitle Executive to the Compensation and benefits described in Section 7(a) hereof.

(e) Without Cause. The Company has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination, subject to the obligations set forth in Section 7(a) hereof.
(f) Voluntary Termination. Executive may voluntarily terminate employment with the Company at any time, and if such termination is not for Good Reason, then Executive shall only be entitled to compensation and benefits as described in Section 7(b) hereof.
6. Termination Procedure.
(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 5(a)) will be communicated by written Notice of Termination to the other party in accordance with Section 11. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.
(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 5(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated for Good Reason pursuant to Section 5(d), the date on which a Notice of Termination provided in accordance with such Section is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination, or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.
7. Compensation Upon Termination or During Disability. In the event of Executive’s Disability or termination of his employment under this Agreement during the Employment Period, the Company will provide Executive with the payments and benefits set forth below.
(a) Termination by Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:
(i) the Company will pay to Executive within thirty (30) days of the Date of Termination in a single lump sum payment (A) his earned but unpaid Base Salary and accrued vacation pay through the Date of Termination and (B) an amount equal to his then Base Salary less all applicable federal and state payroll tax withholdings (if any);

(ii) the Company will maintain in full force and effect, for the continued benefit of Executive (and his spouse and/or his dependents, as applicable) for a period of eighteen (18) months following the Date of Termination, the medical, hospitalization, and dental programs in which Executive (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period;
(iii) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination;
(iv) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company; and
(v) all unvested stock options issued to Executive pursuant to the Long-Term Incentive Plan shall vest immediately prior to the Date of Termination and be exercisable by Executive for one (1) year after the Termination Date.
Provided however, no payment under this Section 7(a) shall be due or payable to Executive after the Termination Date in the event that Executive shall assert or claim that any part of this Agreement (including but not limited to Sections 9, 10, or 12) is invalid or unenforceable, in whole or in part.
(b) Termination by Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason):
(i) the Company will pay Executive his earned but unpaid Base Salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the Date of Termination, within thirty (30) days of the Date of Termination;
(ii) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination, unless such termination resulted from a misappropriation of Company funds; and
(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(c) Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive will continue to receive his full Base Salary set forth in Section 3(a) until his employment is terminated pursuant to Section 5(b). In the event Executive’s employment is terminated for Disability pursuant to Section 5(b):
(i) the Company will (A) pay to Executive his earned but unpaid Base Salary and accrued vacation pay through the Date of Termination, within thirty (30) days of the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of the Company’s disability programs and/or practices, if any;
(ii) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and
(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.
(d) Death. If Executive’s employment is terminated by his death, the Company will pay in a lump sum to Executive’s beneficiary, or personal or legal representatives or estate, as the case may be, Executive’s earned but unpaid Base Salary as of the date of death, accrued vacation and unreimbursed business expenses and amounts due under any plans, programs or arrangements of the Company through the Date of Termination.
8. Confidential Information; Non-Solicitation.
(a) Nondisclosure of Confidential Information. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company, or any affiliated entity and deemed by it to be confidential, and (iii) information developed or used by the Company or any affiliated entity relating to the business, operations, employees and customers of the Company or any affiliated entity including, but not limited to, any customer lists or employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is known to the public or becomes known to the public through no fault of Executive, is hereinafter referred to as “Confidential Information”). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of his employment by the Company after the date hereof, Executive has acquired and will acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Accordingly, at any time during or after the Employment Period, Executive shall not, except in the proper performance of his duties under this Agreement, directly or indirectly, without the prior written consent of the Company, disclose to any Person other than the Company, whether or not such Person is a competitor of the Company, and shall use his best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. Notwithstanding the foregoing, Executive may disclose to other Persons, as part of his occupation, information with respect to the Company or any affiliated entity, which (i) is of a type generally not considered by standards of the healthcare industry to be proprietary, or (ii) is otherwise consented to in writing by the Company.

(b) Non-Solicitation. Executive shall not, during the Employment Period or for two years following his Date of Termination (the “Covered Period”), either personally or by or through his agent or by letters, circulars or advertisements and whether for himself or on behalf of any other person, directly or indirectly, seek to persuade any employee, contractor, customer, vendor or subcontractor of the Company, or any affiliated entity or any person who was an employee, contractor, customer, vendor or subcontractor of the Company or any affiliated entity during the Covered Period, to discontinue, breach or terminate his or her employment, contract, or relationship with the Company, or such affiliated entity or to become employed or engaged in a business or activities likely to be competitive with the Company, or any affiliated entity.
(c) Obligations of Executive Upon Termination. Upon termination of this Agreement for any reason, Executive shall return to the Company all documents and copies of documents in his possession relating to any Confidential Information including, but not limited to, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. In addition, Executive shall resign from all positions held with the Company or any affiliated entities.
(d) Remedies. Executive acknowledges and understands that Sections 8(a), 8(b) and 8(c) and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provision of this Agreement relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain Executive from violating Sections 8(a), 8(b) and 8(c) hereof.
(e) Continuing Operation. Except as specifically provided in this Section 8, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 8.
(f) Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company related to the subject of this Section 8 which are in writing and are developed by the Company in the ordinary course of business, provided, however, that such agreements, policies or requirements do not expand the scope and/or limitations of Section 8.
9. Condition. Executive agrees, if his employment is terminated under circumstances entitling him to payments under Section 7(a) of this Agreement, as a condition precedent to the right to receive the payments set forth under Section 7(a), he will execute a waiver and release, through which Executive releases the Company and its governing body, from any and all claims which the Executive has or may have, in a form reasonably acceptable to the Company, other than as to the right to receive payments as provided in Section 7(a).

10. Indemnification and Insurance. Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee of the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive. In addition, during the term of this Agreement and for a period of five years following the termination of this Agreement for any reason whatsoever, Executive shall be covered by a Company held liability insurance policy, with limits no less than those in force during the term of this Agreement, covering acts or omissions occurring prior to (i) the termination of this Agreement or (ii) the termination of employment of the Executive.
11. Arbitration; Legal Fees and Expenses. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 8. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the arbitrator shall award to the prevailing party, the reasonable attorney fees, costs and expenses incurred by the prevailing party in connection with such contest or dispute.
12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
At his last known address evidenced on the Company’s payroll records.
If to the Company:
Graymark Healthcare, Inc.
210 Park Avenue, Ste. 1350
Oklahoma City, Oklahoma 73102
or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

13. Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other party to this Agreement, except that this Agreement shall be assignable to any successor in interest of the Company or any successor in interest to substantially all of the assets of the Company.
14. Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
15. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.
16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
18. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.
19. Entire Agreement. Except as provided elsewhere herein and except for the other documents and agreements contemplated in accordance herewith, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.
20. Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments or to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.
* * * *

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

“COMPANY” GRAYMARK HEALTHCARE, INC.
By:	/s/ STANTON NELSON
Stanton Nelson, Chairman and
Chief Executive Officer

“EXECUTIVE”
/s/ EDWARD M. CARRIERO, JR.
Edward M. Carriero, Jr.